Exhibit 10.27.6

www.trustben.com

September 13, 2017

Bruce W. Schnitzer

89 South Street

PO Box 1107

Litchfield, CT 06759

Re: Non-Employee Director Agreement

Dear Bruce:

This letter (the “Agreement”) sets forth the principal terms and conditions under which you have agreed to serve as a director of Beneficient Management, LLC (“Management”), as a consultant to Beneficient Company Holdings, L.P. (“Holdings”) with the title of Senior Partner Director (“SPD”), and as a trustee of The Beneficient Company Trust (the “Trust”). This Agreement will become effective upon, and is contingent on, the occurrence of an initial “Buyer Assumption Date” for one or more “Sellers” (as such terms are defined in that certain Purchase and Sale Agreement between MHT Financial, L.L.C. and certain sellers thereto) by no later than January 15, 2018 (the “Contingency”). This Agreement will not become effective if the Contingency does not occur or if you notify me that the directors and officers liability insurance coverage for such positions is not acceptable to you at the time the Contingency occurs.

1. Position; Duties and Responsibilities. As soon as practicable after the Contingency has occurred, you will be elected as an Elected Director (as defined in the Limited Liability Company Agreement of Management LLC (the “Management LLC Agreement”)) of Management, which serves as the General Partner of The Beneficient Company Group, L.P. (“BEN”). You also will be named a trustee of the Trust, whose sole assets is all of the issued and outstanding membership interests of Management. During the Term (defined in paragraph 2), you may become an Appointed Director (as defined in the Management LLC Agreement) of Management instead of an Elected Director. In addition to the customary responsibilities of directors and trustees, as an SPD, you agree to be reasonably available to mentor, advise and support my efforts to build BEN and its related entities into the leading provider of services, insurance, liquidity and financing for alternative assets held by medium and high net worth individuals and institutional investors. During the Term, you also may be appointed to, and agree to serve if appointed, in other roles and on various committees of Management and other governing boards or committees of BEN-related entities with mutually agreed upon additional compensation. You also may be appointed to, and agree to serve if appointed, in other roles and on various committees of Management and other governing boards or committees of BEN-related entities with mutually agreed upon additional compensation. As a director, SPD, and trustee, you will not be an employee of Holdings, Management, the Trust, or any BEN-related entities (collectively the “BEN Entities”) and thus will not be eligible to participate m any employee benefits plans or programs except as specifically set out below.

325 N Saint Paul St, Sta 4850, Dallas, Texas 75201

main 214 445.4700 I lax 214 445,4701 I toll free 888 877.8786

Mr. Bruce W. Schnitzer

September 13, 2017

In these positions, you agree (i) to attend the quarterly board meetings of Management, (ii) to comply with the personnel, ethical, and operational policies and procedures of the BEN Entities that are made available to you, including codes of conduct, regulatory compliance policies, and policies and procedures addressing insider trading, conflicts of interest, the protection of confidential information, and expense reimbursement, (iii) to cooperate with any investigation or inquiry authorized by the BEN Entities or conducted by a governmental authority related to the business of the BEN Entities, and (iv) to present to the board of Management business opportunities or ventures known to you, independently or with others, that are within the purposes of any of the BEN Entities, including without limitation opportunities that may compete with any of the BEN Entities, provided that this subsection (iv) shall not apply to opportunities or ventures that are directly related to the Approved Activities.

2. Term. Subject to the governing documents of Management and the Trust, you agree to serve as (i) a director (either an Elected Director or Appointed Director) of Management, (ii) a trustee of the Trust, and (iii) a consultant to Holdings with the title of SPD (or a similar title), for a term of four years (the “Term”) provided you continue to be elected or appointed as a director of Management during that four-year period. The Term will begin on the first business day after the Contingency is satisfied and end on the fourth anniversary thereof unless the Term is terminated before it expires as provided in paragraph 3 or extended by mutual consent.

3. Termination of the Term Before Expiration. The Term will be terminated before it expires in the following circumstances:

(a) You resign for any reason from any of the positions identified in paragraph 2 for any reason before the Term expires. To do so, you must submit a resignation letter to the chair of the governing body of the entity from which you are resigning. The resignation letter must set forth the effective date of the resignation, which date must be not later than 30 days after the letter is delivered. The governing body may accept your resignation earlier but doing so will not change the nature or character of the resignation. If you resign from one position, you will be considered to have resigned from all positions you then hold with any of the BEN Entities unless you and the governing body of the entity in which you hold another position otherwise agree in writing.

(b) You are removed as a director of Management for any reason before the Term expires. If this happens, you will be considered to have resigned from all positions you then hold with any of the BEN Entities.

(c) You are not re-elected or re-appointed as a director of Management for any reason during the Term. If this happens, you will be considered to have resigned from all positions you then hold with any of the BEN Entities.

The Term also will be terminated immediately upon your death.

Mr. Bruce W. Schnitzer

September 13, 2017

4. Compensation; Equity. During the Term, for so long as you continue to serve in the positions identified in paragraph 2, your exclusive compensation (other than reimbursement for expenses pursuant to established policy or my advance approval) shall be as follows:

(a) Fee. You will be paid $300,000 per year (prorated for any partial period) in the form of director fees or a combination of director fees and other non-employee compensation (the “Fee”). The Fee will be paid in quarterly installments. Contingent on the occurrence of the Contingency and this Agreement becoming effective, the first quarterly installment payment of the Fee will include the period from July 1, 2017 through the day before the Contingency occurs and this Agreement becomes effective in addition to the quarterly installment payment. If the Term is terminated before it expires because you are removed, or are not re-elected or re-appointed, as a director of Management other than for Cause (defined below), the Fee will continue to be paid to you through the date the Term would have expired had your service as a director not been sooner ended. “Cause” for purposes of this Agreement has the definition given to that term in the Beneficient Management Partners, L.P. 2017 Equity Incentive Plan (the “BMP Plan’) and in addition includes the request of the Regulator (defined in the Management LLC Agreement) that you be removed or not re-elected or re-appointed as a director.

(b) Restricted Equity Units. As soon as practicable after the Contingency has occurred, you will be granted the number of restricted equity units (“REUs”) under The Beneficient Company Group, L.P. 2017 Equity Incentive Plan, as has been adopted by the board of Management, (the “BEN EIP”) representing common units in BEN with a fair market value, as determined by the board in its sole discretion as of the date of grant, equal to $1,000,000.00. The REUs will be fully time-vested upon the date of grant and subject to certain other terms, conditions, limitations and restrictions, including performance-vesting criteria requiring that the common units of BEN become listed and traded on the New York Stock Exchange or The NASDAQ Stock Market, as determined by the board of Management and set forth in an REU award agreement (the “REU Award Agreement”). If as of the date the common units of BEN become listed and traded on the New York Stock Exchange or The NASDAQ Stock Market (the “Listing Date”) the fair market value of the common units subject to the REUs is less than $1,000,000.00, then you will be granted additional REUs such that the total fair market value of the common units, as of the Listing Date, subject to the REUs equals $1,000,000.00. Any such additional REUs will be settled at the same time as the original REUs. The BEN EIP will be adopted in substantially the form attached hereto as Ex. 1. The REU Award Agreement will be issued in substantially the form attached hereto as Ex. 2.

(c) Participating Interest. As soon as practicable after the Contingency has occurred, you will be granted 13.5% of the Participating Interests available for grant under the BMP Plan, as has been adopted by Beneficient Management Partners, L.P. Your percentage of Participating Interests will not be diluted during the Term without mutual agreement. If the Term ends early because you are not re-elected or re-appointed as a director of Management other than for Cause, your percentage of Participating Interests will not be diluted for the remainder of the original seven-year term without your consent. At the end of the Term or upon such earlier end of your service for any reason other than for Cause, your Participating Interest will be redeemed by BMP

Mr. Bruce W. Schnitzer

September 13, 2017

pursuant to the terms and conditions of the BMP Plan. Your Pai1icipating Interest will be fully time-vested upon the date of grant and subject to other terms and conditions as determined by the Administrator and set forth in an award agreement (the “BMP Award Agreement”). The BMP Plan will be adopted in substantially the form attached hereto as Ex. 3. The BMP Award Agreement will be issued in substantially the form attached hereto as Ex. 4.

(d) Direct Investment. You will have the right to make an additional investment in Holdings up until December 31, 2017 pursuant to previously authorized equity issuances at the pricing and other terms required by the limited partnership agreement of Holdings (or if the pricing is not set forth therein, at the fair market value of the equity interests, as determined by the general partner of Holdings), including the option of bringing pai1ners into a family limited partnership of which you serve as the general partner.

5. Confidential Information.

(a) During the Term, you will have access to Confidential Information (as defined below) that is unique, proprietary, and valuable to the BEN Entities and the improper use or unauthorized disclosure of which could result in irreparable harm to the BEN Entities, their good will, and their competitive position in the marketplace. Accordingly, you agree that at all times during the Term and thereafter (i) all Confidential Information shall remain and be the sole and exclusive property of the BEN Entities; (ii) you will protect and safeguard all Confidential Information; (iii) except as compelled by law or valid legal process or as authorized by the BEN Entities, you will hold all Confidential Information in strictest confidence and not, directly or indirectly, (X) use any such Confidential Information for your own or a third-party’s advantage, benefit, or gain or (Y) disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, the BEN Entities, or other person authorized to receive such information and under an obligation of confidentiality, and then only to the extent necessary for the proper performance of the your duties and responsibilities and consistent with the purposes for which it was provided to you; (iv) if you believe you are compelled by law or valid legal process to disclose or divulge any Confidential Information, you will notify me or my successor as Chairman of Management in writing sufficiently in advance of any such disclosure to allow the BEN Entities the opportunity to defend, limit, or otherwise protect their interests against such disclosure; and (v) you will not ask, direct, or authorize another to take any action that would be prohibited by this paragraph 5 if undertaken by you.

(b) You further agree that (i) upon the expiration or termination of the Term for any reason or at the request of Management at any time, you will immediately return to the BEN Entities all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic or digital, (ii) you will immediately notify Management if you learn of or suspect any loss or unauthorized disclosure or destruction of any Confidential Information and provide Management with an itemized list or description of the items that were or may have been lost, disclosed, or destroyed and a written statement of the facts surrounding such loss, disclosure, or destruction, and (iii) your obligations under this paragraph 5 are in addition to any applicable contractual, statutory, or common-law obligations and survive the termination of this Agreement.

Mr. Bruce W. Schnitzer

September 13, 2017

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to, or does, prohibit you from (i) reporting to, communicating with, responding to an inquiry from, cooperating with, providing truthful information to, or otherwise participating or assisting in or cooperating with an investigation being conducted by any governmental agency or regulatory body (such as the U.S. Department of Justice or the Securities and Exchange Commission) regarding a possible or alleged violation of law or regulation and without prior authorization of or notice to the BEN Entities, (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process, (iv) otherwise engaging in activities protected by federal, state, or local law, or (v) pursuant to 18 U.S.C. § 183(b), disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law, or if the disclosure is made in a document filed under seal in a lawsuit or other proceeding, and a party cannot be held criminally or civilly liable under any federal or state trade secret law for such a disclosure.

(d) For purposes of this Agreement, “Confidential Information” means (i) all material nonpublic information about any of the BEN Entities; (ii) any “trade secret” as defined by federal and applicable state law; and (iii) all other confidential or proprietary information or trade secrets of or relating to the BEN Entities and their current, past, future, or prospective owners, investors, business partners, customers, vendors, and suppliers or otherwise provided to the BEN Entities under an obligation or expectation of confidential treatment. “Confidential Information” includes all documents or information (in whatever form or medium, and all copies thereof whether or not the original was deleted or destroyed) conceived, originated, discovered, or developed in whole or in part by you, otherwise disclosed to or obtained by you, or to which you have access in connection with the performance of services to the BEN Entities concerning or evidencing operations; processes; products; business practices; finances; strategies; modes of doing business; development, acquisition, or divestment plans; any proposed business transactions; officers, directors, shareholders; investors, business partners, customers, vendors, and suppliers; marketing methods; costs, prices, contractual relationships; legal or regulatory status; confidential or personal information about personnel (such as medical or banking records or information and including compensation, other terms of employment, or performance information other than as concerns solely you), but excluding any such documents or information (X) that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by you or another with an obligation not to disclose such information or (Y) becomes available to you after the termination of this Agreement on a nonconfidential basis from a source who is not bound by a contractual or legal duty of confidentiality to the BEN Entities and who is authorized to make the disclosure to you.

Mr. Bruce W. Schnitzer

September 13, 2017

6. Restricted Activities During the Term.

(a) In the light of the nature and scope of your duties and responsibilities, your status as a fiduciary, and your access to Confidential Information belonging to the BEN Entities, you agree that during the Term and other than in the proper performance of your duties and responsibilities under this Agreement, you will not, directly or indirectly, in any capacity (including as an employee, officer, director, agent, partner, stockholder, owner, member, manager, trustee, lender or other capital provider, guarantor, representative, consultant, advisor, or in any other individual or representative capacity), whether on your own behalf or on behalf of any other person or entity, and whether or not for compensation, engage, participate, or prepare to engage or participate in, or aid or advise any other person or entity who is primarily engaging or participating, or preparing to primarily engage or participate in, a Competing Activity (defined below) except for those activities disclosed on Exhibit 5 hereto (which shall include those activities disclosed on the application provided to the Texas Commission of Finance) to this Agreement and other activities for which you have obtained the prior approval of the board of Management after full disclosure of the circumstances thereof (the “Approved Activities”). You agree that your obligations under this paragraph 6 are in addition to any applicable contractual, statutory, or common-law obligations.

(b) “Competing Activity” for purposes of this paragraph 6 means (i) secondary market purchases or (ii) financings of secondary interests, of private equity fund or private equity fund-of-fund interests, which in the case of either clause (i) or (ii) is for the benefit of any entity that is exempt from coverage under the Investment Company Act of 1940, provided, however, for the avoidance of doubt, clauses (i) and (ii) do not include (x) the general partner of an entity repurchasing or arranging for the repurchase of interests in that entity or (y) any fund, general partner, or management company of a private equity or sovereign wealth fund where less than 20% of the assets under management are secondary purchases of limited partnership interests of other funds, provided further, however, that such secondary purchases are not funded through a banking institution or trust company, a substantial portion of the business of which consists of exercising fiduciary powers similar to those permitted to national banks under the authority of the Comptroller of the Currency. For purposes of this paragraph 6, a “private equity fund” means a primary or secondary fund or other pooled investment vehicle the primary investment objective of which is investing primarily in non-public equity or debt securities regardless of the industry (including, without limitation, timber, real estate, or energy) or asset category (including, without limitation, venture capital fund, buyout fund, distressed debt fund or mezzanine debt fund), in each case whether international or domestic, and regardless of whether the fund has a combination of these or other private equity strategies, but expressly excluding any hedge fund or other fund that invests primarily in public securities; and a “private equity fund of funds” means a fund or other pooled investment vehicle that primarily invests in other private equity funds.

Mr. Bruce W. Schnitzer

September 13, 2017

7. Remedies and Reformation.

(a) You acknowledge and agree that the BEN Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of paragraphs 5 or 6 were not performed in accordance with their specific terms or were otherwise breached. Accordingly and notwithstanding paragraph 10, you agree that the BEN Entities shall be entitled to equitable relief, including a temporary restraining order, preliminary and permanent injunctions, and specific performance, in the event you breach or threaten to breach any of the provisions of such paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of such paragraphs by you, but shall be in addition to all other remedies available to the BEN Entities at law or equity. In addition, the BEN Entities shall be entitled to recover their reasonable attorney’s fees and all costs and expenses associated with the enforcement of paragraphs 5 or 6. You further acknowledge and agree that any of the BEN Entities (on behalf of themselves and any of the other BEN Entities) may seek to enforce any of the provisions of paragraphs 5 or 6 and you will not assert that any such entity seeking to enforce such provisions is not a proper party or that any remedy may not be awarded to such entity.

(b) If any of the provisions of paragraphs 5 or 6 are ever deemed by a court to be unenforceable as written under applicable law, such provisions shall be, and are, automatically reformed to the maximum limitations permitted by applicable law.

(c) You further agree that the existence of a claim or cause of action against any of the BEN Entities, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the BEN Entities of your obligations under paragraphs 5 or 6.

8. Termination of the Agreement and Effect Thereof. This Agreement, once effective, will terminate on the first to occur of the expiration of the Term or the termination of the Term before it expires. Termination of this Agreement does not impair the rights or obligations that have accrued prior to the termination or which by their nature or terms survive the termination.

9. Governing Law. This Agreement and any claim arising hereunder (whether based in contract or tort) shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to its conflicts of laws or principles.

10. Arbitration.

(a) Subject to paragraph 7, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, perfom1ance or non-performance of this Agreement (including the validity, scope and enforceability of this paragraph 10) shall be finally settled by arbitration conducted by a single arbitrator in Dallas, Texas in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to

Mr. Bruce W. Schnitzer

September 13, 2017

the dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Except as required by law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain. Judgment on any award rendered by an arbitration tribunal may be entered in any court having jurisdiction thereover.

(b) Notwithstanding subsection (a), the BEN Entities may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling arbitration, seeking temporary or preliminary relief in aid of an arbitration hereunder, enforcing an arbitration award, or seeking equitable relief, including a temporary restraining order, preliminary and permanent injunctions, and specific performance, pursuant to paragraph 7, and you expressly consent to the application of subsection (c) to any such action or proceeding.

(c) YOU AND EACH OF THE BEN ENTITIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRAIL AND SUBMIT TO THE EXCLUSIVE JURISDICTION, INCLUDING REMOVAL JURISDICTION, OF THE U.S. FEDERAL AND STATE COURTS LOCATED IN DALLAS, TEXAS FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH 7 AND 10, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, to confirm or challenge an arbitration award, or seeking equitable relief, including a temporary restraining order, preliminary and permanent injunctions, and specific performance, pursuant to paragraph 7. You and the BEN Entities acknowledge that the forums designated by this subsection (c) have a reasonable relation to this Agreement and to the parties’ relationship with one another. You and the BEN Entities hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding referred to in paragraph 7 or 10 brought in any court referenced therein and agree not to plead or claim the same.

11. Fees. Holdings agrees to pay the legal fees and expenses of Weil, Gotshal & Manges LLP that you incur with respect to the negotiation, execution and delivery of this Agreement and related documents (including, but not limited to, the Restricted Equity Unit Award Agreement and the BMP Award Agreement).

Mr. Bruce W. Schnitzer

September 13, 2017

12. Entire Agreement. This Agreement sets forth the entire agreement of you and any of the BEN Entities concerning its subject matter and supersedes all prior agreements and understandings, including the written Summary of Terms in a letter from me dated June 21, 2017, whether oral or written, between you and any of the BEN Entities.

13. Modification: Waiver. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the you and by a duly authorized officer of Management, and such waiver is set out in writing and signed by the party to be charged; and (ii) no waiver by a party or failure to enforce or insist on its or his rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.

14. Code Section 409A. The parties intend for all payments and benefits provided to you under this Agreement to be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and not be subject to the tax imposed by Section 409A of the Code. The provisions of this Agreement shall be interpreted in a manner consistent with this intent.

If this letter accords with your understanding of our agreement, please sign below and return a signed and dated copied to my attention.

Sincerely,

/s/ Brad K. Heppner
Brad K. Heppner, Chairman of both Beneficient Management, LLC and Beneficient Management Group, LLC

AGREED:

/s/ Bruce W. Schnitzer
Bruce W. Schnitzer

9-18-17
Date Signed